EXHIBIT 10.1

CREDIT AGREEMENT

by and among

PLATO LEARNING, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS BORROWERS

as Borrowers,

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS GUARANTORS

as Guarantors

THE LENDERS THAT ARE SIGNATORIES HERETO

as Lenders,

and

WELLS FARGO FOOTHILL, INC.

as Arranger and Administrative Agent

Dated as of June 4, 2007

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of June 4, 2007, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), PLATO LEARNING, INC., a Delaware corporation (“Parent”), each of Parent’s Subsidiaries identified on the signature pages hereof as borrowers (such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), and each of Parent’s Subsidiaries identified on the signature pages hereof as guarantors (such Subsidiaries, together with Parent, are referred to hereinafter each and individually as a “Guarantor” and individually and collectively, jointly and severally, as “Guarantors”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, the cash collateralization or support by standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1. Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and (ii) the Borrowing Base at such time less the Letter of Credit Usage at such time.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that Loan Parties or any of their Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay or contest pursuant to a Permitted Protest, and (ii) amounts owing by Loan Parties or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2. Reserved.

2.3. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until the earliest to occur of (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, and (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower (in addition to any other remedies the Borrowers may have) at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as both (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $5,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by either of the immediately foregoing clauses (A) and (B), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement thereof, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Loan Parties’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of the next Settlement.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. If, as of any Settlement Date, Collections or payments of Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by any Loan Party shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv) hereof) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C) third, to pay interest due in respect of all Protective Advances, until paid in full,

(D) fourth, to pay the principal of all Protective Advances, until paid in full,

(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances) and the Swing Loans, until paid in full,

(H) eighth, ratably (i) to pay the principal of all Swing Loans, until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the Letter of Credit Usage, and (iv) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default,

(I) ninth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Borrowers’ and their Subsidiaries’ obligations in respect of Bank Products), and

(J) tenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from such Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or would result therefrom, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4(b) and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4(b) shall control and govern.

(c) Mandatory Prepayments.

(i) If, as of the last day of any month, the Revolver Usage on such date exceeds the Borrowing Base as of such date, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(d) in an aggregate amount equal to (i) the Revolver Usage on such date minus (ii) the Borrowing Base on such date.

(ii) Immediately upon (x) any voluntary or involuntary sale or other disposition of property or assets by Parent or any of its Subsidiaries (including casualty losses, condemnations or proceeds of insurance but excluding sales or dispositions which qualify as Permitted Dispositions) to the extent the Revolver Usage is greater than zero, or (y) the sale or issuance by any of Parent’s Subsidiaries of any shares of Stock, Borrowers shall prepay the outstanding Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sale or issuance of shares of Stock. Nothing contained in this Section 2.4(c)(ii) shall permit Parent or any of its Subsidiaries to sell or issue any Stock other than in accordance with the terms and conditions of this Agreement.

(d) Application of Payments. Each prepayment pursuant to Section 2.4(c)(i) and (c)(ii) shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5. Overadvances. If, at any time or for any reason (except as otherwise provided in Section 2.3(d)(ii)), the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for (x) undrawn Letters of Credit, (y) Bank Product Obligations and (z) fees and expenses not then due and payable) whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 1.75% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for (x) undrawn Letters of Credit, (y) Bank Product Obligations and (z) fees and expenses not then due and payable) whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder; provided, that (i) in the absence of a Default or Event of Default, and (ii) if Revolver Usage does not exceed zero, and solely with respect to fees and costs in connection with any legal services or appraisals, Agent shall use commercially reasonable efforts to provide Administrative Borrower at least 3 Business Days notice prior to making such charges to Borrowers’ Loan Account, and if such fees and costs are not received by Agent within 3 Business Days of such notice, Agent may charge Borrowers’ Loan Account in the amount of such fees and costs; provided, further, that the failure to provide such notice shall not invalidate Agent’s right to charge Borrowers’ Loan Account. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7. Cash Management.

(a) Loan Parties shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Loan Parties) into a bank account in Borrowers’ name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Loan Party. Each such Cash Management Agreement shall, unless otherwise agreed by Agent, provide, among other things, that (i) upon the occurrence of a Cash Dominion Trigger Event, the Cash Management Bank will comply solely with the instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Loan Parties, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the occurrence of a Cash Dominion Trigger Event, Agent shall have the right to instruct the Cash Management Bank to forward, by daily sweep, all amounts in the applicable Cash Management Account to the Agent’s Account; provided, that, if (A) such daily sweeps are occurring after a Cash Dominion Trigger Event, (B) no Default or Event of Default has occurred and is continuing, and (C) Total Availability exceeds $7,500,000 for a period of at least sixty (60) consecutive days, then the Agent shall instruct the Cash Management Bank to terminate the daily sweeps from the Cash Management Account to the Agent’s Account; provided, further, that Agent shall retain all rights to subsequently instruct the Cash Management Bank to commence daily sweeps in the future upon the occurrence of a subsequent Cash Dominion Trigger Event.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be chosen by the Loan Parties in a reasonable manner (after consultation with Agent) and (ii) prior to the time of the opening of such Cash Management Account, a Loan Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Loan Parties shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements (it being understood that the Cash Management Agreements may constitute Control Agreements).

2.8. Crediting Payments; Clearance Charge. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Loan Parties shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrowers for one (1) Business Day of ‘clearance’ at the rate then applicable under Section 2.6 to Advances that are Base Rate Loans on all Collections that are received by Loan Parties and their Subsidiaries (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board one (1) Business Day clearance charge on all Collections of Loan Parties and their Subsidiaries is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance charge being the equivalent of charging interest on such Collections through the completion of a period ending one (1) Business Day after the receipt thereof. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

2.9. Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11. Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, the applicable Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

(ii) the Letter of Credit Usage would exceed $1,500,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances less the Bank Product Reserve, and less the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter (until such time as Administrative Borrower exercises the LIBOR Option with respect thereto in accordance with Section 2.13(b)), shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group as determined by a final judgment of a court of competent jurisdiction. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group as determined by a final judgment of a court of competent jurisdiction. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, (i) as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is 0.825% per annum times the undrawn amount of each Underlying Letter of Credit, (ii) upon prior written notice to the Administrative Borrower, such issuance charge may be changed from time to time, and (iii) the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(B) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand, and in any event within five (5) days of such demand, such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $125,000 in excess thereof.

(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Loan Parties’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13(b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14. Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender the amount of such reduction of return of capital as and when such reduction is determined, such amount to be payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods; provided that Borrowers shall not be required to compensate such Lender pursuant to this Section 2.14 for any amount incurred more than 180 days prior to the date that such Lender notifies Administrative Borrower that it intends to claim compensation therefor.

2.15. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any such Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Loan Party hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Loan Party with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Loan Party may have against any other Loan Party with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Loan Party, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Loan Party therefor.

(i) Each Loan Party hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Loan Party to any other Loan Party is hereby subordinated to the prior payment in full in cash of the Obligations. Each Loan Party hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Loan Party will not demand, sue for or otherwise attempt to collect any indebtedness of any other Loan Party owing to such Loan Party until the Obligations shall have been paid in full in cash after all Commitments shall have been terminated. If, notwithstanding the foregoing sentence, such Loan Party shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Loan Party as trustee for Agent, and such Loan Party shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Agent or any Loan Party or Lender, or any of their affiliates; and

(d) no Material Adverse Change shall have occurred since January 31, 2007.

3.3. Term. This Agreement shall continue in full force and effect for a term ending on June 4, 2010 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4. Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that the Borrowers provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge Loan Parties or their Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably and the Loan Parties have delivered to Agent a written release of all claims against the Lender Group, Agent will, at Borrowers’ sole expense, without recourse to the Lender Group, or representation or warranty, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent (with such period being extended or shortened as may be reasonably agreed to by Agent), to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full. If Borrowers have sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full, on the date set forth as the date of termination of this Agreement in such notice.

3.6. Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances hereunder (or to extend any other credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by the applicable Loan Party to so perform or cause to be performed constituting an Event of Default):

(a) Within 30 days after the Closing Date, Loan Parties shall deliver to Agent duly executed Cash Management Agreements and Control Agreements, for Loan Parties’ accounts specified on Schedule 3.6(a), in each case in form and substance satisfactory to Agent.

(b) The Loan Parties shall use commercially reasonable efforts to deliver to Agent a Collateral Access Agreement with respect to the location at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437-3109.

(c) [Within 5 Business Days after the Closing Date, Agent shall have received a certificate of insurance, together with endorsements thereto (including lender’s loss payable endorsements), as are required by Section 5.8 of the Agreement, and copies of all insurance policies maintained by the Loan Parties, together with endorsements thereto, in each case, the form and substance of which shall be reasonably satisfactory to Agent.]

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete as of the date hereof, and shall be true, correct, and complete as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true, correct and complete as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. No Encumbrances. Each Loan Party and its Subsidiaries has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2. Reserved.

4.3. Reserved.

4.4. Equipment and Inventory. Each material item of Equipment and Inventory of Loan Parties and their Subsidiaries is (i) either (a) used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted or (b) being held for sale or other disposition pursuant to a Permitted Disposition of the type described in clause (a) of the definition thereof, (ii) located only at the locations identified on Schedule 4.4 (as such schedule may be updated pursuant to Section 5.9) and (iii) is properly and accurately recorded in the books and records of the Loan Parties.

4.5. Reserved.

4.6. Reserved.

4.7. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.7(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.9).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification number and organizational identification number, if any, are identified on Schedule 4.7(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(d) As of the Closing Date, Loan Parties and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

4.8. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.8(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16) is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Loan Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.8(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16), is a complete and accurate list of each Loan Party’s direct and indirect Subsidiaries (other than other Loan Parties), showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Loan Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Subsidiaries’ (other than other Loan Parties) capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party nor any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.9. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, or any material governmental approvals, permits, licenses, authorizations, entitlements or accreditations of any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Agent’s Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, and the recordation of any Mortgages, the execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) As to each Loan Party, this Agreement and the other Loan Documents to which such Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.12, and subject only to the filing of financing statements, the recordation of any Mortgages, Copyright Security Agreement, Patent Security Agreements and Trademark Security Agreements), and first priority Liens, subject only to Permitted Liens that pursuant to the definition of the term “Permitted Liens” are not prohibited from having a priority superior to Agent’s Liens.

4.10. Litigation. Other than those matters disclosed on Schedule 4.10, and other than matters arising after the Closing Date that, as applicable, reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Loan Party, threatened against any Loan Party or any of its Subsidiaries. There are no actions, suits or proceedings pending, or to the best knowledge of each Loan Party, threatened, that relate to this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby.

4.11. No Material Adverse Change. All financial statements relating to Parent and its Subsidiaries that have been delivered by Parent or any of its Subsidiaries to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Parent and its Subsidiaries since January 31, 2007.

4.12. Fraudulent Transfer.

(a) Each Borrower is Solvent and the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

(b) No transfer of property is being made by any Loan Party or any Subsidiary of a Loan Party and no obligation is being incurred by any Loan Party or any Subsidiary of a Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Loan Parties or their Subsidiaries.

4.13. Employee Benefits. None of Loan Parties, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 4.13. Each Loan Party and each ERISA Affiliate has satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of the Loan Parties or any of their ERISA Affiliates is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

4.14. Environmental Condition. Except as set forth on Schedule 4.14, (a) to Loan Parties’ knowledge, none of Loan Parties’ or their Subsidiaries’ properties or assets has ever been used by Loan Parties, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Loan Parties’ knowledge, none of Loan Parties’ nor their Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Loan Parties nor any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Loan Parties or their Subsidiaries, and (d) none of Loan Parties nor any of their Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Loan Party or any Subsidiary of a Loan Party resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15. Intellectual Property. Each Loan Party owns, or holds appropriate licenses in, all Intellectual Property that is necessary to the conduct of its business as currently conducted (collectively, the “Business Intellectual Property”). Attached hereto as Schedule 4.15(a) is a true, correct, and complete listing of all registered or material unregistered Business Intellectual Property with respect to which any Loan Party is the owner or is an exclusive licensee (with all such Business Intellectual Property being identified as a Patent, Trademark, Trade Secret, or Copyright, as the case may be). Schedule 4.15(a) designates any of the Business Intellectual Property as to which a Loan Party is an exclusive licensee.

(a) Except as set forth in Schedule 4.15(a):

(i) a Loan Party is the sole owner of the Business Intellectual Property, free and clear of any Lien (other than in favor of Agent) without the payment of any monies or royalty except with respect to off-the-shelf software;

(ii) each Loan Party has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect the Business Intellectual Property, consistent with prudent commercial practices, including, without limitation: (x) registering all Copyrights (as defined in the Copyright Security Agreement and included within the Business Intellectual Property) applicable to any Software in the Copyright Office to the extent such Copyrights constitute part of the Required Library, and (y) registering all Trademarks (as defined in the Trademark Security Agreement and included within the Business Intellectual Property) in the United States Patent and Trademark Office;

(iii) each Loan Party’s rights in and to the Business Intellectual Property are valid and enforceable;

(iv) none of the Loan Parties has received a demand, claim, notice or inquiry from any Person in respect of the Business Intellectual Property which challenges, threatens to challenge or inquiries as to whether there is any basis to challenge, the validity of, the rights of a Loan Party in or the right of a Loan Party to use, any such Business Intellectual Property, and Loan Parties know of no basis for any such challenge;

(v) no claim has been threatened or asserted that any Loan Party has violated or infringed upon the Intellectual Property rights of any Person and, to the knowledge of each Loan Party, no Loan Party is in violation or infringement of, and has not violated or infringed any proprietary rights of any other Person;

(vi) to the knowledge of each Loan Party, no Person is infringing any Business Intellectual Property;

(vii) except between and among Loan Party and their Subsidiaries and except on an arm’s-length basis for value and other commercially reasonable terms, none of the Borrowers has granted any license with respect to any Intellectual Property to any Person;

(viii) all versions of Software sold, marketed, distributed, licensed, maintained or serviced by any Loan Party, and all Software pursuant to which a Borrower generates Recurring Revenue (A) were authored by regular employees of such Loan Party within the scope of their employment and such Loan Party was thus the original author pursuant to the work made for hire doctrine, or (B) are software products which such Loan Party licenses from providers thereof with all necessary rights to resell or sublicense to third parties; and

(ix) the Loan Parties have taken all reasonable measures to protect the secrecy, confidentiality and value of all confidential and proprietary information, Trade Secrets and know-how used in their respective businesses (including, without limitation, entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Trade Secrets). Except as set forth on Schedule 4.15(a) hereto, the Trade Secrets have not been disclosed to any Persons other than the Loan Parties’ employees or contractors who had a need to know and use such Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting unauthorized disclosure of such Trade Secrets.

(b) With respect to all Software used by any Loan Party, (i) such Loan Party is in possession of copies of all source and object codes, other than Software owned by third parties and licensed to such Loan Party, and (ii) all such source and object codes are proprietary information of a Loan Party, other than such source and object codes relating to Software owned by third parties and licensed to such Loan Party.

(c) Schedule 4.15(c) hereto contains a breakdown by Software of the Recurring Revenues generated by the Loan Parties as of the Closing Date.

(d) The Copyrights listed on Schedule 4.15(d) hereto are no longer used or useful in the conduct of the Loan Parties’ business as currently conducted.

4.16. Leases. Loan Parties and their Subsidiaries enjoy peaceful and undisturbed possession under all Material Leases to which they are parties or under which they are operating and all of such Material Leases are valid and subsisting and no material default by Loan Parties or their Subsidiaries exists under any of them.

4.17. Deposit Accounts and Securities Accounts.

(a) Set forth on Schedule 4.17 is a listing of all of Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

(b) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 4.17 to add or replace a Deposit Account (other than a Cash Management Account, the addition or replacement of which shall be governed by Section 2.7) or a Securities Account; provided, however, that prior to the time of the opening of any additional or replacement Deposit Account or Securities Account, a Loan Party (or its Subsidiary, as applicable) and the applicable financial institution at which such Deposit Account or Securities Account is to be located shall have executed and delivered to Agent a Control Agreement.

4.18. Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Loan Parties or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Loan Parties or their Subsidiaries in writing to Agent or any Lender will be (taken as a whole), true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Loan Parties’ good faith estimate of their and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Loan Parties to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of Loan Parties and their Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

4.19. Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each Subsidiary of a Loan Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof as of the Closing Date (i.e., payor, payee, principal balance, amortization (if any), interest rate, ranking and maturity date).

4.20. Brokerage Fees. Parent and its Subsidiaries have not utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Parent or its Subsidiaries in connection herewith.

4.21. Margin Stock. None of the Loan Parties is nor will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

4.22. Permits, Licenses Etc.. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and the Real Property currently owned, leased, managed or operated, or to be acquired, by such Person, except for such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and to each Loan Party’s knowledge, there is no claim that any thereof is not in full force and effect.

4.23. Employee and Labor Matters. Except as set forth on Schedule 4.23, there is (a) no unfair labor practice complaint pending or, to any Loan Party’s knowledge, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of each Loan Party, threatened against any Loan Party and (c) no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any of them. Neither any Loan Party, nor any ERISA Affiliate of any Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of workers compensation, wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

4.24. Material Contracts. Set forth on Schedule 4.24 is a description of all Material Contracts of Parent and its Subsidiaries, showing the parties and principal subject matter thereof and amendments and modifications thereto; provided, however, that Administrative Borrower may amend Schedule 4.24 to add additional Material Contracts so long as such amendment occurs by written notice to Agent not less than 15 Business Days after the date on which Parent or its Subsidiary enters into such Material Contract after the Closing Date. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against Parent or its Subsidiary and, to the Loan Parties’ knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(e)), and (c) is not in default due to the action or inaction of Parent or any of its Subsidiaries.

4.25. Taxes. Each Loan Party, and each Person which has tax liabilities for which any Loan Party is liable (each, a “Tax Party”) have filed, or caused to be filed, and will continue to file in a timely manner all federal, state and other material tax returns and reports required to be filed, and have paid, and will continue to pay, all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets (collectively, “Governmental Charges”) otherwise due and payable, except, in each case, to the extent that the validity of such tax, assessment, fee or other governmental charge is the subject of a Permitted Protest. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Tax Party has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws, all sales, use and similar taxes applicable to the conduct of its business, except, in each case, to the extent that the validity of such assessment or tax is the subject of a Permitted Protest. There are no Liens (other than Permitted Liens) on any properties or assets of any Loan Party imposed or arising as a result of the delinquent payment or the nonpayment of any tax, assessment, fee or other governmental charge the aggregate amount of which exceeds $25,000.

4.26. Insurance. Each Loan Party and each of its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workers’ compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 4.26 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

4.27. Holding Company and Investment Company Acts. None of the Loan Parties is (a) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005, as amended, or (b) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

4.28. Recurring Revenues. All Recurring Revenues are created pursuant to an “Order Authorization Form”, a purchase order or a purchase contract duly executed by an Account Debtor.

4.29. Copyrights. With respect to Copyrights acquired, created or generated by a Loan Party after the Closing Date, and that are required to be registered in the Copyright Office as constituting part of the Required Library, each of the applications for registration to be filed in the Copyright Office by the Loan Parties with respect thereto, when filed, will be in proper form for filing with the Copyright Office and the Loan Parties will have made proper application for, and will have paid all fees necessary to obtain registration of the Copyrights related to such applications for registration.

5. AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each Loan Party shall and shall cause each of its Subsidiaries to do all of the following:

5.1. Accounting System. Maintain a system of accounting that enables Parent and its Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Loan Parties also shall keep a reporting system that shows all additions, sales, claims or credit requests, returns, and allowances (on a consolidated basis) with respect to their and their Subsidiaries’ sales. Loan Parties shall also maintain their billing systems/practices as approved by Agent prior to the Closing Date and shall only make material modifications thereto with notice to, and consent of, Agent.

5.2. Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Loan Party agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

5.3. Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the times specified therein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year different from that of Parent; provided, that in the event Parent acquires a Subsidiary (i) during the first nine months of Parent’s Fiscal Year, such Subsidiary’s fiscal year may remain different from Parent’s Fiscal Year until the end of Parent’s Fiscal Year in which such Subsidiary was acquired, and (ii) during the last three months of Parent’s Fiscal Year, such Subsidiary’s fiscal year may remain different from Parent’s Fiscal Year until the end of Parent’s Fiscal Year in the Fiscal Year following the acquisition date of the Subsidiary.

5.4. Guarantor Reports. Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements.

5.5. Inspection. Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower; provided, that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than two (2) audits and one (1) appraisal or business valuation during any 12 month period.

5.6. Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all Material Leases to which it is a party as lessee, to the extent necessary to prevent any loss or forfeiture thereof or thereunder.

5.7. Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and material local taxes and state and federal income taxes, and will, upon request by Agent, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower or Subsidiary of a Borrower has made such payments or deposits.

5.8. Insurance.

(a) At Borrowers’ expense, maintain insurance respecting the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Loan Parties also shall, and shall cause each of their Subsidiaries to, maintain business interruption, public liability, product liability and directors and officers liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts as are commercially reasonably satisfactory to Agent and shall be issued by an insurance company with a rating of A- IX or better by A.M. Best Co. Borrowers shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Loan Parties shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $500,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $500,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to any Loan Party whatsoever in respect of such adjustments.

5.9. Location of Inventory and Equipment. Keep Loan Parties’ and their Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair and Inventory and Equipment together with an aggregate value of $50,000 or less) only at the locations identified on Schedule 4.4 and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may amend Schedules 4.4 and 4.7 so long as (a) no Default or Event of Default shall have occurred and be continuing, (b) such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and (c) other than in the case of a Real Property owned by such Loan Party and subject to a valid Mortgage in favor of Agent, at the time of such written notification, the applicable Loan Party provides Agent a Collateral Access Agreement with respect thereto.

5.10. Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11. Leases. Pay when due all rents and other amounts payable under any Material Leases to which any Loan Party or any Subsidiary of a Loan Party is a party or by which any Loan Party’s or any of its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

5.12. Existence. At all times preserve and keep in full force and effect each Loan Party’s and each of its Subsidiaries’ (a) valid existence and (b) good standing and any rights and franchises except for good standings, rights and franchises the absence of which could not reasonably be expected to result in a Material Adverse Change; provided, that the Loan Parties may dissolve PLATO UK and any Inactive Subsidiary.

5.13. Environmental.

(a) Keep any property either owned or operated by any Loan Party or any Subsidiary of a Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in violation of Environmental Laws from or onto property owned or operated by any Loan Party or any Subsidiary of a Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any Subsidiary of a Loan Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any Subsidiary of a Loan Party, and (iii) notice of a violation, citation, or other administrative order relating to Environmental Laws which reasonably could be expected to result in a Material Adverse Change.

5.14. Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of any prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.15. Control Agreements. Take all reasonable steps required by Agent in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

5.16. Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect domestic Subsidiary after the Closing Date, such Loan Party shall, within 10 Business Days after such acquisition or formation, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement and the Security Agreement, together with such other security documents (including Mortgages with respect to any owned Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens that pursuant to the definition of the term “Permitted Liens” are not prohibited from having a priority superior to Agent’s Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document.

5.17. Brokerage Commissions. Pay any and all brokerage commission or finders’ fees incurred in connection with or as a result of Loan Parties’ obtaining financing from the Lender Group under this Agreement. Loan Parties agree and acknowledge that payment of all such brokerage commissions or finders’ fees shall be the sole responsibility of Loan Parties, and Loan Parties agree jointly and severally to indemnify, defend, and hold the Lender Group harmless from and against any claim of any broker or finder arising out of Loan Parties’ obtaining financing from the Lender Group under this Agreement.

5.18. Organizational ID Number; Commercial Tort Claims. Immediately, but in any event within 10 Business Days, (a) upon obtaining an organizational identification number (to the extent that any Loan Party has not been issued such number on or prior to the Closing Date), notify Agent in writing and deliver an updated Schedule 4.7(c), and (b) upon obtaining any commercial tort claim having a value in excess of $250,000, deliver an updated Schedule 4.7(d) and the other documents required under the Security Agreement.

5.19. Obtaining Permits, Etc. Obtain, maintain and preserve and take all necessary action to timely renew, in all material respects, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business.

5.20. Copyright Registrations.

(a) Within 60 days after the Closing Date, apply to register Copyrights with the Copyright Office constituting the PLE Library.

(b) Within 120 days after the Closing Date, apply to register Copyrights with the Copyright Office constituting the PWLN Library.

(c) Within 180 days after the Closing Date, apply to register Copyrights with the Copyright Office constituting the eduTest Library.

(d) Within 60 days after any Library Upgrade, (i) cause all Copyrights with respect to such Library Upgrade to be registered with the Copyright Office in a manner sufficient to impart constructive notice of Loan Party’s ownership thereof which obligation may be satisfied by such Loan Party by filing applications for registration in proper form for filing with the Copyright Office and otherwise making proper application for, and paying all fees necessary to obtain, a registration of the Copyrights related to such applications for registration, and (ii) cause to be prepared, executed, and filed with the Copyright Office, a Copyright Security Agreement or supplemental schedules to a Copyright Security Agreement reflecting the security interest of the Agent and the Lender Group in such new Copyrights, which shall be in form and content suitable for registration with the Copyright Office so as to give constructive notice of the transfer by a Loan Party to Agent of a security interest in such Copyrights. Agent agrees to file the Copyright Security Agreement encumbering specific copyrights with the Copyright Office promptly upon receipt of notice by Loan Parties of all information necessary to file such Copyright Security Agreement.

(e) Beginning 180 days after the Closing Date, and every 180 days thereafter (or, at any time when a Cash Dominion Trigger Event has occurred and is continuing, every 90 days thereafter), (i) cause all Copyrights with respect to any Minor Upgrades to any Software comprising the Required Library made during the previous applicable period to be registered with the Copyright Office in a manner sufficient to impart constructive notice of Loan Party’s ownership thereof which obligation may be satisfied by such Loan Party by filing applications for registration in proper form for filing with the Copyright Office and otherwise making proper application for, and paying all fees necessary to obtain, a registration of the Copyrights related to such applications for registration, and (ii) cause to be prepared, executed, and filed with the Copyright Office, a Copyright Security Agreement or supplemental schedules to a Copyright Security Agreement reflecting the security interest of the Agent and the Lender Group in such new Copyrights, which shall be in form and content suitable for registration with the Copyright Office so as to give constructive notice of the transfer by a Loan Party to Agent of a security interest in such Copyrights. Agent agrees to file the Copyright Security Agreement encumbering specific copyrights with the Copyright Office promptly upon receipt of notice by Loan Parties of all information necessary to file such Copyright Security Agreement.

(f) (i) Cause all versions of such Software which comprise the Required Library to be deposited in escrow within 30 days after the Closing Date, in accordance with the Source Code Escrow Agreement, (ii) cause all Library Upgrades to such Software to be deposited in escrow within 30 days after their release to market, (iii) beginning 180 days after the Closing Date, and every 180 days thereafter (or, at any time that a Cash Dominion Trigger Event has occurred and is continuing, every 90 days thereafter), cause all Minor Upgrades to such Software made during the prior applicable period to be deposited in escrow in accordance with the Source Code Escrow Agreement, and (iv) to the extent consistent with the terms of this Agreement, comply at all times with the provisions of the Source Code Escrow Agreement.

5.21. Further Assurances. At any time upon the request of Agent, Loan Parties shall execute or deliver to Agent, and shall cause their Subsidiaries to execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in all of the properties and assets of Loan Parties and their Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Loan Parties or their Subsidiaries after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Loan Parties authorize Agent to execute any such Additional Documents in Loan Parties’ or their Subsidiaries’ names, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

5.22. Material Contracts.

(a) Contemporaneously with the delivery of each Compliance Certificate pursuant hereto, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

(b) Within three (3) Business Days after the cancellation or early termination (but not upon expiration in accordance with contractual terms) of any Material Contract, provide Agent with written notice of such cancellation or early termination.

6. NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Loan Parties will not and will not permit any of their respective Subsidiaries to do any of the following:

6.1. Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness composing Permitted Investments, and

(f) other unsecured Indebtedness in an aggregate outstanding principal amount not exceeding $1,000,000.

6.2. Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, or

(d) Suspend or go out of a substantial portion of its or their business,

except with respect to (x) a Permitted Acquisition, (y) a merger, consolidation or conveyance, sale, lease, license, assignment, transfer or other disposition, in one transaction or a series of related transactions, of all or any substantial portion on its assets between the Loan Parties; provided, that, (A) in the case of a merger or consolidation involving a Borrower, after giving effect to the transaction, such Borrower remains as the surviving corporation, (B) in the case of a conveyance, sale, lease, license, assignment, transfer or other disposition, involving a Borrower, Borrower shall be the Person receiving (or receiving the benefit) of such assets, (C) Administrative Borrower shall have provided Agent with at least 30 days prior written notice, and (D) no Default or Event of Default shall have occurred and be continuing or would result therefrom and the transaction would not violate any provisions of any Loan Document, and (z) the liquidation, winding up or dissolving of each of PLATO UK or any Inactive Subsidiary.

6.4. Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the assets of any Loan Party or any Subsidiary of a Loan Party.

6.5. Change Name. Change any Loan Party’s or any of its Subsidiaries’ name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that a Loan Party or a Subsidiary of a Loan Party may change its name upon at least 20 days’ prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Loan Party or such Subsidiary provides any financing statements necessary to perfect and continue perfected Agent’s Liens and any other documentation reasonably requested by Agent.

6.6. Nature of Business. Make any change in the nature of their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related, supplementary or ancillary to the conduct of such business activities; provided, that in no event may any Inactive Subsidiary engage in any business or conduct any operations other than to maintain its existence.

6.7. Prepayments and Amendments.

(a) Except in connection with a refinancing permitted by Section 6.1, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any Subsidiary of a Loan Party, or pay any interest in cash in respect thereof that, at the option of the issuer, may be paid in cash or in kind, other than the Obligations in accordance with this Agreement,

(b) Except in connection with a refinancing permitted by Section 6.1, make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions with respect to such Indebtedness,

(c) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b) or (c), except in connection with a refinancing permitted by Section 6.1 or amendments, modifications, alternatives or changes that are immaterial and not adverse to the Loan Parties or the Lender Group,

(d) Amend, modify or otherwise change its Governing Documents in any material respect, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it with respect to any of its Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Stock, in each case, in a manner Agent determines to be not adverse to the Lender Group, or

(e) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any Material Contract except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.8. Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9. Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except, in Puerto Rico.

6.10. Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Loan Party’s Stock, of any class, whether now or hereafter outstanding, except with respect to (x) the Permitted Stock Purchases, (y) dividends, or distributions by any Subsidiary of Parent to Parent for payments to maintain Parent’s corporate existence and compliance with applicable securities law or accounting, legal, public relations, investor relations or management activities in an amount not to exceed $100,000 per year, and (z) dividends and distributions to Parent to make dividends on Parent’s common stock traded on a national securities exchange to the extent (a) immediately before and immediately after giving effect to such dividend or distribution, (i) Total Availability is at least $20 million and (ii) there exists no Default or Event of Default and (b) the aggregate amount of such dividends and distributions for the term of this Agreement does not exceed $250,000.

6.11. Accounting Methods. Modify or change their Fiscal Year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Loan Parties’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Loan Parties’ and their Subsidiaries’ financial condition as reasonably requested by Agent.

6.12. Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (x) the Loan Parties shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 at any one time unless such applicable Loan Party and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments, (y) PLATO UK may have Permitted Investments in Deposit Accounts and Securities Accounts in an aggregate amount not at any time exceeding $400,000 and (z) the Loan Parties may make distributions in cash to PLATO UK in an amount not exceeding $60,000 in any calendar month in respect of expenses other than real estate lease expenses and £75,000 in the case of real estate lease expenses, in each case. Subject to the foregoing proviso, Loan Parties shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.13. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower which is not a Loan Party or any Subsidiary of a Borrower except for:

(a) transactions (other the payment of management, consulting, monitoring, or advisory fees) between Loan Parties or their Subsidiaries, on the one hand, and any Affiliate of any Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent if they involve one or more payments by any Loan Party or any of Subsidiary of a Loan Party in excess of $50,000 for any single transaction or series of transactions, and (iii) are no less favorable to Loan Parties or their Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate; and

(b) the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, outside directors of Parent in the ordinary course of business and consistent with industry practice.

6.14. Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes, including as consideration for a Permitted Acquisition and the Permitted Stock Purchases.

6.15. Reserved.

6.16. Financial Covenants; Minimum EBITDA. Fail to maintain or achieve EBITDA, measured on a quarterly basis as of the last day of such quarter for the immediately preceding four (4) fiscal quarters then ended, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto; provided, that such financial covenants shall not be tested until Total Availability is less than $12,500,000:

Applicable Amount	Applicable Period

$xxx,xxx	3 months ending July 31, 2007

$x,xxx,xxx	6 months ending October 31, 2007

$x,xxx,xxx	9 months ending January 31, 2008

$x,xxx,xxx	12 months ending April 30, 2008

$x,xxx,xxx	Each quarter thereafter

7. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default”) under this Agreement:

7.1. If Borrowers fail to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

7.2. If Loan Parties or any Subsidiary of any Loan Party:

(a) fail to perform, keep or observe any term, provision, condition, covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.5, 5.7, 5.8, 5.12(a), 5.14, 5.16, 5.18, 5.20, and 5.21 and 6.1 through 6.16 of this Agreement or Section 6 of the Security Agreement;

(b) fail to perform, keep or observe any term, provision, condition, covenant or other agreement contained in any of Sections 5.4, 5.6, 5.9, 5.10, 5.11, 5.12(b), 5.15, 5.19 and 5.22 of this Agreement and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) written notice thereof is given to Administrative Borrower by Agent; or

(c) fail to perform, keep or observe any term, provision, condition, covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) written notice thereof is given to Administrative Borrower by Agent;

7.3. If any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Loan Party or the applicable Subsidiary;

7.4. If an Insolvency Proceeding is commenced by any Loan Party or any Subsidiary of a Loan Party;

7.5. If an Insolvency Proceeding is commenced against any Loan Party or any Subsidiary of a Loan Party, and any of the following events occur: (a) the applicable Loan Party or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing or presentation thereof; (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party or any Subsidiary of a Loan Party, or (e) an order for relief shall have been issued or entered therein;

7.6. If any Loan Party or any Subsidiary of a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the Loan Parties’ business affairs, taken as a whole;

7.7. If one or more judgments, orders, or awards involving an aggregate amount of $200,000, or more (except to the extent covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Loan Party or any Subsidiary of any Loan Party or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Loan Party or the applicable Subsidiary;

7.8. If there is a default in one or more agreements to which any Loan Party or any Subsidiary of a Loan Party is a party with one or more third Persons relative to Indebtedness of any Loan Party or any Subsidiary of any Loan Party involving an aggregate amount of $200,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Loan Party’s or Subsidiary’s obligations thereunder;

7.9. If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

7.10. If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law;

7.11. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in any Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

7.12. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Subsidiary of a Loan Party, or a proceeding shall be commenced by any Loan Party or any Subsidiary of a Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party or any Subsidiary of a Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any Subsidiary of a Loan Party shall deny that it has any liability or obligation purported to be created under any Loan Document;

7.13. If a notice of Lien, levy, or assessment is filed of record with respect to any Loan Party’s or any of its Subsidiary’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Loan Party’s or any of its Subsidiary’s assets and the same is not paid before such payment is delinquent, in each case, other than Permitted Liens;

7.14. If there is a loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Change;

7.15. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any of the property of such Person having an aggregate fair market value in excess of $250,000;

7.16. If there is any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities for any Loan Party, and if any such event or circumstance could reasonably be expected to result in a Material Adverse Change; provided, however, that any such event shall not give rise to an Event of Default under this Section 7.16 if and for so long as (a) the amount of such damage, loss, theft, or destruction is covered by a valid and binding policy of insurance between the applicable Loan Party and an insurer covering full payment thereof and (b) such insurer has been notified of, and has not disputed, the claim made for payment, or the amount of such damage, loss, theft, or destruction;

7.17. If any Loan Party or any of its Subsidiaries or ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, such Loan Party or any of its Subsidiaries or ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $250,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, any Loan Party or any of its Subsidiaries or ERISA Affiliates incurs an increased annual contribution requirement with respect to such Multiemployer Plan exceeding $250,000; or

7.18. If any Termination Event with respect to any Benefit Plan shall have occurred, and, 30 days thereafter, (a) such Termination Event (if correctable) shall not have been corrected, and (b) the then current value of such Benefit Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Benefit Plan by more than $250,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount).

8. THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1. Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Loan Parties:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the other Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to any Loan Party or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

8.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement and the other Loan Documents, and all other agreements and other documents executed in connection herewith or therewith shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9. TAXES AND EXPENSES.

If any Loan Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Loan Party, may do any or all of the following: (a) make payment of the same or any part thereof after 5 days notice from Agent to Administrative Borrower, except that Agent shall only be required to use commercially reasonable efforts to provide concurrent notice to Administrative Borrower in the case where an event or circumstance exists that imminently threatens (x) the ability of Agent and the Lenders to realize upon the Collateral or (y) Agent’s Liens on the Collateral, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10. WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Loan Party may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.

10.3. Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Loan Parties shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Loan Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Loan Parties or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Loan Parties in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	PLATO LEARNING, INC.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437-3109
Attn: Steven R. Schuster, Vice President
Fax No.: 952-229-0325
with copies to:	WINSTON & STRAWN, LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Attn: Leland Hutchinson, Esq.
Fax No.: 312-558-5700
If to Agent:	WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attn: Technology Finance Division Manager
Fax No.: 310-453-7413
with copies to:	SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022
Attn: Kirby Chin, Esq.
Fax No.: 212-593-5955

Agent and Loan Parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided that (i) notices sent by overnight courier service shall be deemed to have been given when received, and (ii) notices by telefacsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Each Loan Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Loan Parties and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Loan Parties or the performance or observance by Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Loan Parties, Agent, and Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by any Loan Party hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, the Collections of Loan Parties or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Loan Parties and their Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Loan Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Administrative Borrower (on behalf of all Loan Parties), do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document (other than a Bank Product Agreement) for any payment of principal, interest, fees, or other amounts due hereunder or thereunder,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens,

(i) release any Loan Party from any obligation for the payment of money,

(j) amend any of the provisions of Section 2.4(b)(i) or (ii),

(k) change the definition of Borrowing Base or the definitions of Recurring Revenue, Maximum Revolver Amount or change Section 2.1(b), or

(l) amend any of the provisions of Section 15.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Loan Parties, shall not require consent by or the agreement of Loan Parties.

14.2. Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement or any Lender demands payment under Section 2.4, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability and any amount owing under Section 2.4) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than the proviso to Section 15.11(a)) are solely for the benefit of Agent, and the Lenders, and Loan Parties and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Loan Parties and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Loan Parties and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Loan Parties, the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Loan Parties or the books or records or properties of any of Loan Parties’ Subsidiaries or Affiliates.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Loan Parties and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Loan Parties or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Loan Parties or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Loan Parties or any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Loan Parties and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Loan Parties or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Loan Parties and without limiting the obligation of Loan Parties to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Protective Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

15.11. Withholding Taxes.

(a) Subject to Section 15.11(i), all payments made by any Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Loan Party shall comply with the penultimate sentence of this Section 15.11(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Loan Party agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note related to this Agreement, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Loan Parties shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Loan Party will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Loan Party.

(b) If a Lender claims an exemption from United States withholding tax, Lender agrees with and in favor of Agent and Loan Parties, to deliver to Agent:

(i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Loan Party (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Loan Party within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Loan Party;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Loan Party;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Loan Party; or

(iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Loan Party.

Each Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of Agent and Loan Parties, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower.

Each Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent and Loan Parties will treat such Lender’s documentation provided pursuant to Sections 15.11(b) or 15.11(c) as no longer valid. With respect to such percentage amount, such Lender may provide new documentation, pursuant to Sections 15.11(b) or 15.11(c), if applicable.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 15.11 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses).

(g) Each Loan Party agrees to pay (without duplication) to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to Agent and each Lender an official receipt (or, if an official receipt is not available, such other evidence of payment as shall be reasonably satisfactory to Agent or such Lender) in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(h) The Loan Parties hereby jointly and severally indemnify and agree to hold Agent and each Lender harmless from and against all Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 15.11) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which Agent or any Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(i) The Loan Parties shall not be required to indemnify any Lender, or pay any additional amounts to any Lender, in respect of United States Federal withholding tax pursuant to this Section 15.11 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a lending office designated by a Lender after the date such Lender becomes a party hereto (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the Obligations or Commitments; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee, or Lender (or a transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the transfer, or Lender (or a transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with Section 15.11(b) or Section 15.11(c) above.

(j) The obligation of the Loan Parties and the Lenders under subsections (f), (g) and (h) above shall survive the payment of all Obligations and the resignation or replacement of Agent.

15.12. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Loan Parties of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Loan Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Loan Parties in respect of) all interests retained by Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Loan Parties or any deposit accounts of Loan Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14. Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17. Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon the books and records of Loan Parties and their Subsidiaries, as well as on representations of Loan Parties’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Loan Parties; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Loan Parties to Agent that has not been contemporaneously provided by Loan Parties to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Loan Parties, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.19. Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

16. GUARANTY.

16.1. Guarantied Obligations. Each Guarantor hereby irrevocably and unconditionally guaranties to the Lender Group and the Bank Product Providers, as and for its own debt, until final payment in full thereof has been made, (a) the prompt payment of the Guarantied Obligations, when and as the same shall become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, or otherwise; it being the intent of each Guarantor that the guaranty set forth herein shall be a guaranty of payment and not a guaranty of collection; and (b) the punctual and faithful performance, keeping, observance, and fulfillment by Borrowers of all of the agreements, conditions, covenants, and obligations of Borrowers contained in this Agreement and under each of the other Loan Documents.

16.2. Continuing Guaranty. This Guaranty includes Guarantied Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Guarantied Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of a Lender in existence on the date of such revocation, (d) no payment by any Guarantor, any Borrower, or from any other source, prior to the date of such revocation shall reduce the maximum obligation of Guarantors hereunder, and (e) any payment by Borrowers or from any source other than a Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of Guarantors hereunder.

16.3. Performance Under this Guaranty. In the event that any Borrower fails to make any payment of any Guarantied Obligations, on or prior to the due date thereof, or if any Borrower shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause (b) of Section 16.1 of this Guaranty in the manner provided in this Agreement or any other Loan Document, each Guarantor immediately shall cause, as applicable, such payment to be made or such obligation to be performed, kept, observed, or fulfilled.

16.4. Primary Obligations. This Guaranty is a primary and original obligation of each Guarantor, is not merely the creation of a surety relationship, and is an absolute, unconditional, and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions. Each Guarantor hereby agrees that it is directly, jointly and severally with each other Guarantor and any other guarantor of the Guarantied Obligations, liable to Agent, for the benefit of the Lender Group and the Bank Product Providers, that the obligations of such Guarantor hereunder are independent of the obligations of Borrowers or any other guarantor, and that a separate action may be brought against each Guarantor, whether such action is brought against any Borrower or any other Guarantor or whether any Borrower or any other Guarantor is joined in such action. Each Guarantor hereby agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by any member of the Lender Group or any Bank Product Provider of whatever remedies they may have against any Borrower or any other Guarantor, or the enforcement of any Lien or realization upon any security by any member of the Lender Group or any Bank Product Provider. Each Guarantor hereby agrees that any release which may be given by Agent to any Borrower or any other Guarantor shall not release such Guarantor. Each Guarantor consents and agrees that no member of the Lender Group nor any Bank Product Provider shall be under any obligation to marshal any property or assets of any Borrower or any other Guarantor in favor of such Guarantor, or against or in payment of any or all of the Guarantied Obligations.

16.5. Waivers.

To the fullest extent permitted by applicable law, each Guarantor hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under this Agreement, or the creation or existence of any Guarantied Obligations; (iii) notice of the amount of the Guarantied Obligations, subject, however, to such Guarantor’s right to make inquiry of Agent to ascertain the amount of the Guarantied Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Loan Documents; (vi) notice of any Default or Event of Default under this Agreement or any other Loan Document; and (vii) all other notices (except if such notice is specifically required to be given to such Guarantor under this Guaranty or any other Loan Documents to which such Guarantor is a party) and demands to which such Guarantor might otherwise be entitled.

To the fullest extent permitted by applicable law, each Guarantor hereby waives the right by statute or otherwise to require any member of the Lender Group or any Bank Product Provider, to institute suit against any Borrower or to exhaust any rights and remedies which any member of the Lender Group or any Bank Product Provider, has or may have against any Borrower. In this regard, each Guarantor agrees that it is bound to the payment of each and all Guarantied Obligations, whether now existing or hereafter arising, as fully as if the Guarantied Obligations were directly owing to Agent, the Lender Group or the Bank Product Providers, as applicable, by such Guarantor. Each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been performed and paid in the manner provided for in the applicable Loan Documents, to the extent of any such payment) of any Borrower or by reason of the cessation from any cause whatsoever of the liability of any Borrower in respect thereof.

To the fullest extent permitted by applicable law, each Guarantor hereby waives: (i) any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against any Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider; (iv) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder.

Until such time as all of the Guarantied Obligations have been finally paid in full and all Commitments have been terminated, each Guarantor hereby waives and postpones (i)  any right of subrogation such Guarantor has or may have as against Borrowers with respect to the Guarantied Obligations; (ii) any right to proceed against any Borrower or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Guarantied Obligations; and (iii) any right to proceed or to seek recourse against or with respect to any property or asset of any Borrower.

If any of the Guarantied Obligations or the obligations of any Guarantor under this Guaranty at any time are secured by a mortgage or deed of trust upon real property, any member of the Lender Group or any Bank Product Provider may elect, in its sole discretion, upon a default with respect to the Guarantied Obligations or the obligations of any Guarantor under this Guaranty, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law, before or after enforcing this Guaranty, without diminishing or affecting the liability of any Guarantor hereunder. Each Guarantor understands that (a) by virtue of the operation of antideficiency law applicable to nonjudicial foreclosures, an election by any member of the Lender Group or any Bank Product Provider to nonjudicially foreclose on such a mortgage or deed of trust probably would have the effect of impairing or destroying rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against Borrowers, other Guarantors or other guarantors or sureties, and (b) absent the waiver given by such Guarantor herein, such an election would estop the Lender Group and the Bank Product Providers from enforcing this Guaranty against such Guarantor. Understanding the foregoing, and understanding that each Guarantor hereby is relinquishing a defense to the enforceability of this Guaranty, each Guarantor hereby waives any right to assert against any member of the Lender Group or any Bank Product Provider any defense to the enforcement of this Guaranty, whether denominated “estoppel” or otherwise, based on or arising from an election by any member of the Lender Group or any Bank Product Provider to nonjudicially foreclose on any such mortgage or deed of trust. Each Guarantor understands that the effect of the foregoing waiver may be that such Guarantor may have liability hereunder for amounts with respect to which such Guarantor may be left without rights of subrogation, reimbursement, contribution, or indemnity against Borrowers, other Guarantors or other guarantors or sureties.

Without limiting the generality of any other waiver or other provision set forth in this Guaranty, each Guarantor waives all rights and defenses that such Guarantor may have if all or part of the Guarantied Obligations are secured by real property. This means, among other things:

(i) Any member of the Lender Group or any Bank Product Provider may collect from such Guarantor without first foreclosing on any real or personal property collateral that may be pledged by such Guarantor, any Borrower, or any other Guarantor.

(ii) If any member of the Lender Group or any Bank Product Provider forecloses on any real property collateral that may be pledged by such Guarantor, any Borrower or any other Guarantor:

(A) The amount of the Guarantied Obligations or any obligations of any Guarantor in respect thereof may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) Agent may collect from such Guarantor even if any member of the Lender Group or any Bank Product Provider, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from any Borrower or any other Guarantor.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantors may have if all or part of the Guarantied Obligations are secured by real property.

Without limiting the generality of any other waiver or other provision set forth in this Guaranty, each Guarantor waives all rights and defenses arising out of an election of remedies by any member of the lender group or any bank product provider, even though such election of remedies, such as a nonjudicial foreclosure with respect to security for the Guarantied Obligations, has destroyed such Guarantor’s rights of subrogation and reimbursement against any Borrower by the operation of applicable law.

Without limiting the generality of any other waiver or other provision set forth in this Guaranty, each Guarantor hereby agrees as follows:

(iii) Agent’s right to enforce this Guaranty is absolute and is not contingent upon the genuineness, validity or enforceability of any of the Loan Documents. Each Guarantor agrees that Agent’s rights under this Guaranty shall be enforceable even if Borrowers had no liability at the time of execution of the Loan Documents or later ceases to be liable.

(iv) Each Guarantor agrees that Agent’s rights under the Loan Documents will remain enforceable even if the amount secured by the Loan Documents is larger in amount and more burdensome than that for which Borrowers are responsible. The enforceability of this Guaranty against each Guarantor shall continue until all sums due under the Loan Documents have been paid in full and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for Borrowers’ obligations under the Loan Documents, from whatever cause, the failure of any security interest in any such security or collateral or any disability or other defense of any Borrower, any other Guarantor, any other guarantor of Borrowers’ obligations under any Loan Document, any pledgor of collateral for any person’s obligations to Agent or any other person in connection with the Loan Documents.

(v) Each Guarantor waives the right to require Agent to (A) proceed against Borrowers, any guarantor of Borrowers’ obligations under any Loan Document, any other pledgor of collateral for any person’s obligations to Agent or any other person in connection with the Guarantied Obligations, (B) proceed against or exhaust any other security or collateral Agent may hold, or (C) pursue any other right or remedy for such Guarantor’s benefit, and agrees that Agent may exercise its right under this Guaranty without taking any action against any Borrower, any other Guarantor, any other guarantor of Borrowers’ obligations under the Loan Documents, any pledgor of collateral for any person’s obligations to Agent or any other person in connection with the Guarantied Obligations, and without proceeding against or exhausting any security or collateral Agent holds.

16.6. Releases. Each Guarantor consents and agrees that, without notice to or by such Guarantor and without affecting or impairing the obligations of such Guarantor hereunder, any member of the Lender Group or any Bank Product Provider may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the terms and provisions of this Agreement or any other Loan Document or may grant other indulgences to Borrowers in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Loan Documents, or may, by action or inaction, release or substitute any other guarantor, if any, of the Guarantied Obligations, or may enforce, exchange, release, or waive, by action or inaction, any security for the Guarantied Obligations or any other guaranty of the Guarantied Obligations, or any portion thereof.

16.7. No Election. The Lender Group and the Bank Product Providers shall have the right to seek recourse against each Guarantor to the fullest extent provided for herein and no election by any member of the Lender Group or any Bank Product Provider to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Lender Group’s or any Bank Product Provider’s right to proceed in any other form of action or proceeding or against other parties unless Agent, on behalf of the Lender Group or the Bank Product Providers, has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by the Lender Group or the Bank Product Providers under any document or instrument evidencing the Guarantied Obligations shall serve to diminish the liability of any Guarantor under this Guaranty except to the extent that the Lender Group and the Bank Product Providers finally and unconditionally shall have realized payment in full of the Guarantied Obligations by such action or proceeding.

16.8. Financial Condition of Borrowers. Each Guarantor represents and warrants to the Lender Group and the Bank Product Providers that it is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guarantied Obligations. Each Guarantor further represents and warrants to the Lender Group and the Bank Product Providers that it has read and understands the terms and conditions of this Agreement and each other Loan Document. Each Guarantor hereby covenants that it will continue to keep itself informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guarantied Obligations.

16.9. Payments; Application. All payments to be made hereunder by each Guarantor shall be made in Dollars, in immediately available funds, without setoff, counterclaim or other defense, and without deduction or offset (whether for taxes or otherwise) and shall be applied to the Guarantied Obligations in accordance with the terms of this Agreement.

16.10. Attorneys Fees and Costs. Each Guarantor agrees to pay, on demand, all reasonable attorneys fees and all other costs and expenses which may be incurred by Agent or any other member of the Lender Group in connection with the enforcement of this Guaranty or in any way arising out of, or consequential to, the protection, assertion, or enforcement of the Guarantied Obligations (or any security therefor), irrespective of whether suit is brought.

17. GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Loan Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

17.6. Lender-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and Borrowers, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to Borrowers arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Borrowers, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations or the Guarantied Obligations by any Loan Party or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9. Confidentiality.

Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Parent or the Administrative Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.9 shall survive for 2 years after the payment in full of the Obligations.

Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10. Lender Group Expenses. Loan Parties agree to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11. USA PATRIOT Act. Agent and each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Agent or such Lender to identify each Loan Party in accordance with the Act.

17.12. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13. PLATO, Inc. as Agent for Borrowers. Each Borrower hereby irrevocably appoints PLATO, Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, or (iii) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 to the extent that such liability has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

PLATO, INC., a Delaware corporation

By:
Title:
GUARANTORS:

LIGHTSPAN, INC., a Delaware corporation

By:
Title:
CYBERED, INC., a Nevada corporation

By:
Title:
PLATO LEARNING, INC.,

a Delaware corporation

By:
Title:
AGENT AND LENDER:

WELLS FARGO FOOTHILL, INC.,

a California corporation, as Agent and as a Lender

By:
Title:

TABLE OF CONTENTS

Page

1. DEFINITIONS AND CONSTRUCTION

1.1. 1.2. 1.3. 1.4. 1.5.	Definitions Accounting Terms Code Construction Schedules and Exhibits

2. LOAN AND TERMS OF PAYMENT

2.1. 2.2. 2.3. 2.4. 2.5. 2.6. 2.7. 2.8. 2.9. 2.10. 2.11. 2.12. 2.13. 2.14. 2.15.	Revolver Advances
Reserved
Borrowing Procedures and Settlements
Payments
Overadvances
Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations
Cash Management
Crediting Payments; Clearance Charge
Designated Account
Maintenance of Loan Account; Statements of Obligations
Fees
Letters of Credit
LIBOR Option
Capital Requirements
Joint and Several Liability of Borrowers

3. CONDITIONS; TERM OF AGREEMENT

3.1. 3.2. 3.3. 3.4. 3.5. 3.6.	Conditions Precedent to the Initial Extension of Credit
Conditions Precedent to all Extensions of Credit
Term
Effect of Termination
Early Termination by Borrowers
Conditions Subsequent to the Initial Extension of Credit

4. REPRESENTATIONS AND WARRANTIES

4.1. 4.2. 4.3. 4.4. 4.5. 4.6.	No Encumbrances Reserved Reserved Equipment and Inventory Reserved Reserved

4.7.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims

4.8.	Due Organization and Qualification; Subsidiaries
4.9.	Due Authorization; No Conflict
4.10.	Litigation
4.11.	No Material Adverse Change
4.12.	Fraudulent Transfer
4.13.	Employee Benefits
4.14.	Environmental Condition
4.15.	Intellectual Property
4.16.	Leases
4.17.	Deposit Accounts and Securities Accounts
4.18.	Complete Disclosure
4.19.	Indebtedness
4.20.	Brokerage Fees
4.21.	Margin Stock
4.22.	Permits, Licenses Etc
4.23.	Employee and Labor Matters
4.24.	Material Contracts. .
4.25.	Taxes
4.26.	Insurance
4.27.	Holding Company and Investment Company Acts
4.28.	Recurring Revenues
4.29.	Copyrights

5. AFFIRMATIVE COVENANTS

5.1. 5.2. 5.3. 5.4. 5.5. 5.6. 5.7. 5.8. 5.9. 5.10. 5.11. 5.12. 5.13. 5.14. 5.15. 5.16. 5.17. 5.18. 5.19. 5.20. 5.21. 5.22.	Accounting System
Collateral Reporting
Financial Statements, Reports, Certificates
Guarantor Reports
Inspection
Maintenance of Properties
Taxes
Insurance
Location of Inventory and Equipment
Compliance with Laws
Leases
Existence
Environmental
Disclosure Updates
Control Agreements
Formation of Subsidiaries
Brokerage Commissions
Organizational ID Number; Commercial Tort Claims
Obtaining Permits, Etc
Copyright Registrations
Further Assurances
Material Contracts.

6. NEGATIVE COVENANTS

6.1. 6.2. 6.3. 6.4. 6.5. 6.6. 6.7. 6.8. 6.9. 6.10. 6.11. 6.12. 6.13. 6.14. 6.15. 6.16.	Indebtedness
Liens
Restrictions on Fundamental Changes
Disposal of Assets
Change Name
Nature of Business
Prepayments and Amendments
Change of Control
Consignments
Distributions
Accounting Methods
Investments
Transactions with Affiliates
Use of Proceeds
Reserved
Financial Covenants

7. EVENTS OF DEFAULT.

8. THE LENDER GROUP’S RIGHTS AND REMEDIES

8.1.	Rights and Remedies

8.2.	Remedies Cumulative

9. TAXES AND EXPENSES

10. WAIVERS; INDEMNIFICATION

10.1. 10.2. 10.3.	Demand; Protest; etc The Lender Group’s Liability for Collateral Indemnification

11. NOTICES

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

13.1.	Assignments and Participations

13.2.	Successors

14. AMENDMENTS; WAIVERS

14.1. 14.2. 14.3.	Amendments and Waivers Replacement of Holdout Lender No Waivers; Cumulative Remedies

15. AGENT; THE LENDER GROUP

15.1. 15.2. 15.3. 15.4. 15.5. 15.6. 15.7. 15.8. 15.9. 15.10. 15.11. 15.12. 15.13. 15.14. 15.15. 15.16.	Appointment and Authorization of Agent
Delegation of Duties
Liability of Agent
Reliance by Agent
Notice of Default or Event of Default
Credit Decision
Costs and Expenses; Indemnification
Agent in Individual Capacity
Successor Agent
Lender in Individual Capacity
Withholding Taxes
Collateral Matters
Restrictions on Actions by Lenders; Sharing of Payments
Agency for Perfection
Payments by Agent to the Lenders
Concerning the Collateral and Related Loan Documents

15.17.	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information

15.18.	Several Obligations; No Liability

15.19.	Bank Product Providers

16. GUARANTY.

16.1. 16.2. 16.3. 16.4. 16.5. 16.6. 16.7. 16.8. 16.9. 16.10.	Guarantied Obligations
Continuing Guaranty
Performance Under this Guaranty
Primary Obligations
Waivers
Releases
No Election
Financial Condition of Borrowers
Payments; Application
Attorneys Fees and Costs

17. GENERAL PROVISIONS.

17.1.	Effectiveness
17.2.	Section Headings
17.3.	Interpretation
17.4.	Severability of Provisions
17.5.	Bank Product Providers. .
17.6.	Lender-Creditor Relationship. .
17.7.	Counterparts; Electronic Execution
17.8.	Revival and Reinstatement of Obligations
17.9.	Confidentiality
17.10.	Lender Group Expenses
17.11.	USA PATRIOT Act
17.12.	Integration
17.13.	PLATO, Inc. as Agent for Borrowers

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit B-1	Form of Borrowing Base Certificate

Exhibit C-1	Form of Compliance Certificate

Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account

Schedule C-1	Commitments

Schedule D-1	Designated Account

Schedule P-3	Permitted Liens

Schedule R-1	Real Property Collateral

Schedule 1.1	Definitions

Schedule 2.7(a)	Cash Management Banks

Schedule 3.1	Conditions Precedent

Schedule 3.6(a)	Deposit Accounts and Securities Accounts Requiring Cash Management or Control Agreements

Schedule 4.4	Locations of Inventory and Equipment

Schedule 4.7(a)	Jurisdictions of Organization

Schedule 4.7(b)	Chief Executive Offices

Schedule 4.7(c)	Organizational Identification Numbers

Schedule 4.7(d)	Commercial Tort Claims

Schedule 4.8(b)	Capitalization of Loan Parties

Schedule 4.8(c)	Capitalization of Loan Parties’ Subsidiaries

Schedule 4.10	Litigation

Schedule 4.13	Benefit Plans

Schedule 4.14	Environmental Matters

Schedule 4.15(a)	Business Intellectual Property

Schedule 4.15(c)	Software

Schedule 4.15(d)	Copyrights No Longer Used

Schedule 4.17	Deposit Accounts and Securities Accounts

Schedule 4.19	Permitted Indebtedness

Schedule 4.23	Employee and Labor Matters

Schedule 4.24	Material Contracts

Schedule 4.26	Insurance

Schedule 5.2	Collateral Reporting

Schedule 5.3	Financial Statements, Reports, Certificates

Schedule 6.6	Nature of Business

Schedule A-1

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

Schedule C-1

Commitments

Lender	Commitment
Wells Fargo Foothill, Inc.	$20,000,000

All Lenders	$20,000,000

Schedule D-1

Designated Account

Account number      of Administrative Borrower maintained with Borrowers’ Designated Account Bank, or such other deposit account of Administrative Borrower (located within the United States) that has been designated as such, in writing, by Administrative Borrower to Agent.

"Designated Account Bank” means      , whose office is located at      , and whose ABA number is      .

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

"Account” means an account (as that term is defined in the Code).

"Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

"ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or its Subsidiaries.

"Acquisition” means (a) a Stock Acquisition, or (b) an Asset Acquisition, as the context requires.

"Act” has the meaning specified therefor in Section 17.11.

"Additional Documents” has the meaning specified therefor in Section 5.21.

"Adjustment Date” means the first day of each calendar quarter, commencing on July 1, 2007 and each October 1, January 1, April 1 and July 1 thereafter.

"Administrative Borrower” has the meaning specified therefor in Section 17.13.

"Advances” has the meaning specified therefor in Section 2.1(a).

"Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a general partner or joint venturer shall be deemed an Affiliate of such Person.

"Agent” has the meaning specified therefor in the preamble to the Agreement.

"Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

"Agent’s Liens” means the Liens granted by Loan Parties to Agent under the Loan Documents.

"Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

"Applicable Prepayment Premium” has the meaning specified therefor in the Fee Letter.

"Asset Acquisition” means the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person.

"Assignee” has the meaning specified therefor in Section 13.1(a).

"Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

"Authorized Person” means any officer or employee of Administrative Borrower.

"Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

"Bank Product” means any financial accommodation extended to Parent or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

"Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

"Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.

"Bank Product Provider” means Wells Fargo or any of its Affiliates.

"Bank Product Reserve” means, as of any date of determination, the lesser of (a) $50,000, and (b) the amount of reserves that Agent has established based upon the Bank Product Providers’ reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

"Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time, or any comparable insolvency or bankruptcy statute in any other applicable jurisdiction, as in effect from time to time.

"Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

"Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

"Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

"Base Rate Margin” means for each of the following periods, the following: (i) from the Closing Date to the first Adjustment Date following such date, the Base Rate Margin shall be set at Level I in the table below and (ii) on each Adjustment Date, the Base Rate Margin shall be set at the respective Level indicated in the table below based upon the arithmetic average of the Total Availability of Borrowers set forth opposite thereto during the immediately preceding calendar quarter, which arithmetic average of the Total Availability shall be calculated by Agent as of the end of the most recently ended calendar quarter during such calendar quarter.

Level	Average Total Availability	Base Rate Margin
I	Less than $10,000,000	0.50 percentage points

II	Less than $15,000,000 but greater than or equal to $10,000,000	0.25 percentage points

III	Greater than or equal to $15,000,000	0.00 percentage points

The adjustment of the Base Rate Margin (if any) will occur on each Adjustment Date, provided, that, at any time that an Event of Default shall have occurred and be continuing, the Base Rate Margin shall be set at Level I in the table above (plus, at the election of Agent or the Required Lenders, the default rate of interest applicable thereto pursuant to Section 2.6(c)).

"Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

"Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

"Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance, in each case, to Administrative Borrower.

"Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) $20,000,000, and

(ii) 100% of the amount of Recurring Revenues,

minus

(b) minus the sum of (x) the Bank Product Reserve, and (y) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

"Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

"Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

"Business Intellectual Property” has the meaning specified therefor in Section 4.15.

"Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

"Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Cash Dominion Trigger Event” means (a) the occurrence and continuation of a Default or Event of Default under Section 7.1, 7.4 or 7.5 or (b) any time when Total Availability is less than $7,500,000.

"Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) readily marketable, investment grade auction-rate securities, which reprice on a short-term basis and have liquidity or other backstop facilities to facilitate refunding if auctions do not clear, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

"Cash Management Account” has the meaning specified therefor in Section 2.7(a).

"Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent in its Permitted Discretion, each of which is among a Loan Party or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

"Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

"Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent ceases to own and control, directly or indirectly, 100% of the outstanding Stock of each of its Subsidiaries.

"Closing Date” means the date of the making of the initial Advance (or other extension of credit).

"Closing Date Projections” means a set of Projections of Parent and its Subsidiaries for the two (2) year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent.

"Code” means the New York Uniform Commercial Code, as in effect from time to time.

"Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Loan Documents.

"Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Agent.

"Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

"Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

"Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

"Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the applicable Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Copyright Office” mean the United States Register of Copyrights, Library of Congress.

"Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

"Copyright Security Agreement" has the meaning specified therefor in the Security Agreement.

"Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

"Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

"Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

"Deposit Account” means any deposit account (as that term is defined in the Code).

"Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

"Designated Account Bank” has the meaning specified therefor in Schedule D-1.

"Disbursement Letter” means an instructional letter executed and delivered by Borrowers to Agent and Lenders regarding the extensions of credit to be made on the Closing Date, in form and substance reasonably satisfactory to Agent.

"Dollars” or “$” means United States dollars.

"EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus extraordinary losses with respect to non-cash items, interest expense, income taxes, stock-based compensation and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of 12 consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.

"eduTest Library” means Copyrights of the Loan Parties relating to the Software owned by the Loan Parties constituting the subscription platform known as “Edutest”, including, without limitation, all delivery systems and content related thereto, and all Major Upgrades, Minor Upgrades and all new releases related thereto.

"Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

"Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

"Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Subsidiary of a Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment” means equipment (as that term is defined in the Code).

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Loan Party or a Subsidiary of a Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Loan Party or a Subsidiary of a Loan Party and whose employees are aggregated with the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(o).

"ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Parent or any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Parent or any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Parent or any of its Subsidiaries or ERISA Affiliates.

"Event of Default” has the meaning specified therefor in Section 7.

"Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Loan Parties and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Loan Parties and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

"Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

"Fee Letter” means that certain fee letter between Borrowers and Agent dated June 4, 2007.

"FEIN” means Federal Employer Identification Number.

"Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on October 31st of each calendar year.

"Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage, and the amount of their Capital Lease Obligations.

"Funding Date” means the date on which a Borrowing occurs.

"Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

"GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Governmental Charges” has the meaning specified therefor in Section 4.25.

"Guarantied Obligations” means (a) the due and punctual payment of the principal of, and interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued) on, any and all premium on, and any and all fees, costs, indemnities, and expenses incurred in connection with, the Indebtedness owed by Borrowers to any member of the Lender Group or any Bank Product Provider pursuant to the terms of the Agreement or any other Loan Document and (b) the due and punctual payment of all other present or future Indebtedness owing by Borrowers to any member of the Lender Group or any Bank Product Provider in connection with any Loan Document.

"Guarantors” means (a) Parent, and (b) each other Person that guarantees, pursuant to Section 5.16, Section 16, or otherwise, all or any part of the Obligations, and "Guarantor” means any one of them.

"Guaranty” means (a) the guaranty of each Guarantor party to the Agreement contained in Section 16 thereof, and (b) each guaranty executed and delivered by each Guarantor in favor of Agent for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

"Hazardous Materials” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, and Environmental Laws.

"Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

"Holdout Lender” has the meaning specified therefor in Section 14.2(a).

"Inactive Subsidiary” means each of Academic Systems Corporation, Edutest, Inc., Teachmaster Technologies, Inc. and Netschools Corporation.

"Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

"Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

"Indemnified Person” has the meaning specified therefor in Section 10.3.

"Intellectual Property” shall mean all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights”); and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

"Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial, territorial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, appointment of a trustee or receiver, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Loan Parties and each of their Subsidiaries and Agent, the form and substance of which is reasonably satisfactory to Agent.

"Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

"Inventory” means inventory (as that term is defined in the Code).

"Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

"Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

"L/C” has the meaning specified therefor in Section 2.12(a).

"L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

"L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

"Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

"Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

"Lender Group Expenses” means all (a) reasonable out-of-pocket costs or expenses (including taxes, and insurance premiums) required to be paid by a Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Loan Parties or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses (including travel, meals and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party or any Subsidiary of a Loan Party, (h) Agent’s and each Lender’s reasonable out-of pocket costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any Subsidiary of a Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

"Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

"Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

"Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (ii) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (iii) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

"Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

"LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

"LIBOR Notice” means a written notice in the form of Exhibit L-1.

"LIBOR Option” has the meaning specified therefor in Section 2.13(a).

"LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

"LIBOR Rate Margin” means for each of the following periods, the following: (i) from the Closing Date to the first Adjustment Date following such date, the LIBOR Rate Margin shall be set at Level I in the table below and (ii) on each Adjustment Date, the LIBOR Rate Margin shall be set at the respective Level indicated in the table below based upon the arithmetic average of the Total Availability of Borrowers set forth opposite thereto during the immediately preceding calendar quarter, which arithmetic average of the Total Availability shall be calculated by Agent as of the end of the most recently ended calendar quarter during such calendar quarter.

Level	Average Total Availability	LIBOR Rate Margin
I	Less than $10,000,000	2.75 percentage points

II	Less than $15,000,000 but greater than or equal to $10,000,000	2.25 percentage points

III	Greater than or equal to $15,000,000	1.75 percentage points

The adjustment of the LIBOR Rate Margin (if any) will occur on each Adjustment Date, provided, that, (i) pursuant to Section 2.13(a) of the Agreement, at any time that an Event of Default shall have occurred and be continuing, Borrowers shall no longer have the option to request that Advances bear interest at a rate based upon the LIBOR Rate, and (ii) subject to Agent’s right to convert the interest rate on outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans pursuant to Section 2.13(a) of the Agreement, at any time that an Event of Default shall have occurred and be continuing, the LIBOR Rate Margin shall be set at Level I in the table above (plus, at the election of Agent or the Required Lenders, the default rate of interest applicable thereto pursuant to Section 2.6(c)).

"Library Upgrade” means (a) a Major Upgrade or (b) the introduction of a new Software platform or product.

"Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan Account” has the meaning specified therefor in Section 2.10.

"Loan Documents” means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Cash Management Agreements, the Control Agreements, each Copyright Security Agreement, the Disbursement Letter, the Fee Letter, each Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, each Mortgage, each Patent Security Agreement, the Security Agreement, the Source Code Escrow Agreement, each Trademark Security Agreement, the UCC Filing Authorization Letter, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement, instrument, and other document executed and delivered, now or in the future, pursuant to or in connection with the Agreement or any of the other foregoing documents or otherwise evidencing or securing any Advance or any other Obligation.

"Loan Parties” means Borrowers and Guarantors.

"Major Upgrade” means an upgrade to Software internally designated as “Major” by the applicable Loan Parties pursuant to the “major.minor.micro” (MMM) method of software version control.

"Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of a Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Loan Party or a Subsidiary of a Loan Party.

"Material Contract” means, with respect to any Loan Party, (a) each contract or agreement to which such Loan Party is a party involving aggregate consideration payable to or by such Loan Party of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Loan Party and other than contracts that by their terms may be terminated by such Loan Party in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (b) any other contract or agreement material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Loan Party.

"Material Lease” means, with respect to any Person, (a) each lease to which such Person or any of its Subsidiaries is a party as a lessee with respect to (i) the location of the chief executive office of such Person or such Subsidiary, (ii) a location at which such Person or such Subsidiary maintains its books and records, or (iii) a location at which such Person and its Subsidiaries store Inventory and Equipment with an aggregate fair market value in excess of $250,000, and (b) any other real estate lease material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

"Maturity Date” has the meaning specified therefor in Section 3.3.

"Maximum Revolver Amount” means $20,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

"Minor Upgrade” means an upgrade to Software internally designated as “Minor” by the Loan Parties pursuant to the “major.minor.micro” (MMM) method.

"Moody’s" has the meaning specified therefor in the definition of Cash Equivalents.

"Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property Collateral.

"Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which a Loan Party or any of its Subsidiaries or ERISA Affiliates has contributed, or was obligated to contribute, within the past six years.

"Net Cash Proceeds” means,

with respect to any sale or disposition by a Loan Party or a Subsidiary of a Loan Party of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of a Loan Party or a Subsidiary of a Loan Party, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by a Loan Party or such Subsidiary of a Loan Party in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by a Loan Party or such Subsidiary of a Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Loan Party or a Subsidiary of a Loan Party, and are properly attributable to such transaction; and

with respect to the issuance or incurrence of any Indebtedness by a Loan Party or a Subsidiary of a Loan Party, or the issuance by a Loan Party or a Subsidiary of a Loan Party of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of a Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by a Loan Party or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by a Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Loan Party or Subsidiary of a Loan Party, and are properly attributable to such transaction.

"Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums (including the Applicable Prepayment Premium), liabilities (including all amounts charged to Borrowers’ Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"Originating Lender” has the meaning specified therefor in Section 13.1(e).

"Other Taxes” has the meaning specified therefor in Section 15.11(g).

"Overadvance” has the meaning specified therefor in Section 2.5.

"Parent” has the meaning specified therefor in the preamble to the Agreement.

"Participant” has the meaning specified therefor in Section 13.1(e).

"Patents” has the meaning set forth in the definition of “Intellectual Property”.

"Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

"PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Acquisition” means (a) a Permitted Cash Acquisition, or (b) a Permitted Non-Cash Acquisition, as the context requires.

"Permitted Cash Acquisition” means any Acquisition as to which each of the following is applicable:

(a) such Acquisition qualifies as a Permitted Non-Cash Acquisition except that the consideration payable in respect of the proposed Acquisition includes some form of consideration other than solely the consideration specified in clause (b) of the definition of Permitted Non-Cash Acquisition;

(b) Parent has provided Agent with forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 3 year period following the date of the proposed Acquisition (on a year by year basis, and for the 1 year period following the date of the proposed Acquisition, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent;

(c) Parent shall have Total Availability in an amount equal to $20,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(d) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,

(e) the purchase consideration payable in respect of all Permitted Cash Acquisitions, in the aggregate (including the proposed Acquisition and including deferred payment obligations) shall not exceed $5,000,000 in the aggregate in any 12 month period,

(f) in the case of an Asset Acquisition (and notwithstanding any contrary provisions of Section 5.16 or any other contrary provision of the Agreement), Parent or its Subsidiaries, as applicable, shall have executed and delivered any and all documentation reasonably requested by Agent in order to provide Agent with a first priority perfected security interest, subject to Permitted Liens, in such assets, and

(g) in the case of a Stock Acquisition (and notwithstanding any contrary provisions of Section 5.16 or any other contrary provision of the Agreement), (i) the Person whose Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by Agent in order to become a Borrower, (ii) the Person whose Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by Agent in order to provide Agent with a first priority perfected security interest, subject to Permitted Liens, in the assets of such Person, and (iii) the owner of the Stock subject to such Stock Acquisition shall have executed and delivered any and all documentation reasonably requested by Agent in order to provide Agent with a first priority perfected security interest in such Stock.

"Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a senior secured lender) business judgment.

"Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) other sales and dispositions in the aggregate not exceeding $500,000 during any twelve calendar month period and (f) the liquidation or dissolution of PLATO UK or any Inactive Subsidiary.

"Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or any Subsidiary of a Borrower effected in the ordinary course of business or owing to a Borrower or any Subsidiary of a Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower, (e) Permitted Acquisitions, and (f) Investments by any Loan Party in any Loan Party.

"Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-3, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Loan Parties’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance and other social security legislation, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, and (k) with respect to any Real Property, easements, rights of way, zoning restrictions and similar encumbrances that do not materially interfere with or impair the use or operation thereof, and (l) normal and customary rights of setoff upon deposits in favor of banks or other depository institutions.

"Permitted Non-Cash Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) the consideration payable in respect of the proposed Acquisition shall (i) be composed solely of (A) common Stock of Parent, (B) Permitted Preferred Stock of Parent, or (C) proceeds of Indebtedness incurred pursuant to clause (f) of Section 6.1, and (ii) not exceed $10,000,000 in the aggregate in any 12 month period;

(c) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (c) or (f) of Section 6.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Liens permitted under clause (f) of the definition of Permitted Liens;

(d) Parent has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent), Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 6.16 for the 12 month period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 6.16 for the 12 month period ended one year after the proposed date of consummation of such proposed Acquisition, together with copies of all such historical financial statements of the Person or assets being acquired,

(e) Parent has provided Agent with written notice of the proposed Acquisition at least 30 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(f) the assets being acquired (other than a de minimis amount of assets in relation to Parent and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries as described in Schedule 6.6 or are reasonably related, supplementary or ancillary thereto,

(g) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Stock by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(h) the subject assets or Stock, as applicable, are being acquired directly by Borrowers or one of their Subsidiaries that is a Guarantor, and (i) in the case of an Asset Acquisition, Borrowers or such Guarantor, as applicable, shall have executed and delivered or authorized, as applicable, any and all documentation reasonably requested by the Agent in order to include the newly acquired assets within the collateral hypothecated under the Loan Documents, and (ii) in the case of a Stock Acquisition, Borrowers or the Guarantor, as applicable, shall have complied with Section 5.16 of the Agreement, and

(i) no more than (2) Acquisitions shall be consummated during any 12 month period, and no more than one (1) Acquisition shall be consummated during any 3 month period.

"Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Parent’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

"Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $100,000.

"Permitted Stock Purchases” means repurchases and redemptions of the Stock of Parent conducted in accordance with a repurchase or redemption program approved by the Board of Directors of Parent, provided, that (a) no Default or Event of Default has occurred and is continuing at the time of any such repurchase or redemption or would result therefrom, (b) the aggregate purchase price of all Stock repurchased and redeemed shall not exceed $1,300,000 after the date of this Agreement and (c) Total Availability is at least $20,000,000 at the time of any such repurchase or redemption, after giving effect to such repurchase or redemption.

"Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"PLATO UK” means PLATO Learning (UK) Limited, a company organized in England and Wales.

"PLE Library” means Copyrights of the Loan Parties relating to the Software owned by the Loan Parties constituting the subscription platform known as the “Plato Learning Environment”, including, without limitation, all delivery systems and content related thereto, and all Major Upgrades, Minor Upgrades and all new releases related thereto.

"Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

"Projections” means Parent’s and its Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s and its Subsidiaries’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

"Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

"Purchase Price” means the full value of all consideration of every kind and nature paid by the acquiror to the seller(s), whether in the form of cash or cash equivalents, issuance of Stock, incurrence or assumption of Indebtedness or otherwise (but excluding in any event any transaction expenses, costs and fees incurred or paid by the acquiror in connection with the acquisition, whether or not consisting of expenses, costs, fees and disbursements of attorneys, consultants, investment bankers and other financial advisors, brokers and finders, accountants or other advisors), minus all cash or Cash Equivalents of the target company (or any “newco” or other Subsidiary by or through which such Permitted Acquisition is consummated) that are acquired in such Permitted Acquisition.

"PWLN Library” means Copyrights of the Loan Parties relating to the Software owned by the Loan Parties constituting the subscription platform known as the “Plato Web Learning Network”, including, without limitation, all delivery systems and content related thereto, and all Major Upgrades, Minor Upgrades and all new releases related thereto.

"Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

"Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or a Subsidiary of any Loan Party and the improvements thereto.

"Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Loan Party.

"Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

"Recurring Revenues” means, as of any date of determination, the revenues during the immediately preceding 12 full calendar month period then ended arising from support, maintenance and subscription fees and related revenues during such period arising from subscription service and software maintenance under perpetual agreements between Borrowers and their customers located in the United States, including Puerto Rico, in each case, as reflected in the financial statements of Parent of such Borrowers delivered to Agent pursuant to clause (g) of Schedule 5.2, and which revenue is recognized by Borrowers in accordance with GAAP.

"Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’ s reasonable judgment, materially impair the prospects of repayment of the Obligations by the Loan Parties or materially impair the Loan Parties’ creditworthiness, (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in an increase in the interest rate to a rate greater than the market rate for similar instruments with respect to the Indebtedness so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to the Loan Parties, (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

"Replacement Lender” has the meaning specified therefor in Section 14.2(a).

"Report” has the meaning specified therefor in Section 15.17.

"Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

"Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $25,000,000.

"Required Library” means Copyrights of the Loan Parties relating to the Software owned by the Loan Parties that comprise the eduTest Library, the PLE Library, the PWLN Library and any Library Upgrades released by the Loan Parties.

"Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) equal or exceed 50.1%.

"Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

"Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

"Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

"SEC” means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account” means a securities account (as that term is defined in the Code).

"Settlement” has the meaning specified therefor in Section 2.3(e)(i).

"Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

"Software” mean any computer programs and computer systems (including all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code, or human readable form) sold, marketed, distributed, licensed or maintained by the Parent or any of its Subsidiaries, and any computer programs necessary for the conduct of the Parent’s and its Subsidiaries’ business as currently conducted.

"Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

"Source Code Escrow Agreement” means a source code escrow agreement with respect to each version of each item of Software of Parent and its Subsidiaries constituting the Required Library, in form and substance satisfactory to Agent and an escrow agent satisfactory to Agent.

"S&P” has the meaning specified therefor in the definition of Cash Equivalents.

"Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"Stock Acquisition” means the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

"Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

"Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).

"Swing Loan” has the meaning specified therefor in Section 2.3(b).

"Tax Party” has the meaning specified therefor in Section 4.25.

"Taxes” has the meaning specified therefor in Section 15.11(a).

"Termination Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (c) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate a Benefit Plan, (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, or (f) any equivalent event, action, condition, proceeding or otherwise under any federal, state, local or foreign counterparts or equivalents thereof, in each case as amended from time to time.

"Total Availability” means, as of any date of determination, the sum of (i) Qualified Cash and (ii) Excess Availability.

"Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

"Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

"Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

"TTM EBITDA” means, as of any date of determination, EBITDA of Parent determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

"UCC Filing Authorization Letter” has the meaning specified therefor in clause (b) of Schedule 3.1.

"Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

"Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

"United States” means the United States of America.

"Voidable Transfer” has the meaning specified therefor in Section 17.8.

"Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

"WFF” means Wells Fargo Foothill, Inc., a California corporation.

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) the Closing Date shall occur on or before June 4, 2007;

(b) Agent shall have received a letter (the “UCC Filing Authorization Letter”) duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c) Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements, and evidencing the absence of any other Liens on the Collateral, other than Liens acceptable to Agent;

(d) Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) the Cash Management Agreements,

(ii) (iii) (iv)	the Control Agreements, the Copyright Security Agreement, the Disbursement Letter,

(v) the Fee Letter,

(vi) the Intercompany Subordination Agreement,

(vii) the Patent Security Agreement,

(viii) the Security Agreement, together with (A) all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank and (B) all promissory notes pledged thereunder, as well as allonges thereto or other appropriate instruments of transfer endorsed in blank,

(ix) the Trademark Security Agreement,

(x) the Source Code Escrow Agreement;

(e) Agent shall have received a certificate from the Secretary or Assistant Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of the Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or Assistant Secretary of such Loan Party, and, to the extent applicable, as of a recent date not more than 10 days prior to the Closing Date, by an appropriate official of the jurisdiction of organization of such Loan Party;

(g) Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h) Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i) Agent shall have received a certificate of insurance, together with endorsements thereto (including lender’s loss payable endorsements), as are required by Section 5.8 of the Agreement, and copies of all insurance policies maintained by the Loan Parties, together with endorsements thereto, in each case, the form and substance of which shall be reasonably satisfactory to Agent;

(j) Agent shall have received a Collateral Access Agreement with respect to the location at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437-3109;

(k) Agent shall have received opinions of Loan Parties’ counsel in form and substance satisfactory to Agent;

(l) Borrowers shall have the Required Availability after giving effect to the initial extensions of credit under the Agreement, and the payment of all fees, costs and expenses required to be paid by Borrowers on the Closing Date under the Agreement and the other Loan Documents, and the payment of all trade payables of Parent and its Subsidiaries over 90 days past due, and Administrative Borrower shall deliver to Agent a certificate of the chief financial officer or treasurer of Administrative Borrower certifying as to the matters set forth above and containing a calculation of Required Availability as of the Closing Date;

(m) Agent shall have received a certificate of the chief financial officer or its equivalent of Parent certifying (i) as to the truth and accuracy of the representations and warranties of each Loan Party contained in Section 4 of the Agreement, (ii) the absence of any Defaults or Events of Default, and (iii) that after giving effect to the incurrence of Indebtedness under the Agreement and the other transactions contemplated thereby, each Loan Party is Solvent;

(n) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Loan Parties’ and their Subsidiaries’ books and records and verification of Loan Parties’ representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent, (ii) an inspection of each of the locations where Loan Parties’ and their Subsidiaries’ Inventory is located, the results of which shall be satisfactory to Agent, (iii) a review of the legal corporate structure of Loan Parties and their Subsidiaries, the results of which shall be satisfactory to Agent and its counsel, and (iv) a review of Loan Parties’ pending litigation, labor matters and Material Contracts, in each case, the results of which shall be satisfactory to Agent and its counsel;

(o) Agent shall have received completed reference checks with respect to Loan Parties’ senior management, the results of which are satisfactory to Agent;

(p) Agent shall have received the Closing Date Projections;

(q) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement;

(r) Agent shall have received copies of each of the Material Contracts, together with a certificate of the Secretary of the Administrative Borrower certifying each such agreement as being a true, correct, and complete copy thereof and that each such agreement remains in full force and effect and that none of the Loan Parties is in breach or default in any of its obligations under such agreements;

(s) Loan Parties shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Loan Parties of the Loan Documents or with the consummation of the transactions contemplated thereby (except for the recording of the UCC-1 financing statements constituting “fixture filings” being recorded concurrently with the initial extensions of credit hereunder);

(t) Agent shall have received copies of searches satisfactory to Agent respecting each Loan Party’s trademarks and trademark applications, and each Loan Party’s copyrights and copyright applications, with the United States Patent and Trademark Office and the Copyright Office, respectively.

(u) Agent shall have received such information and taken such action as shall be required for it to comply with the Act; and

(v) all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent (if the due date of any document described in this Schedule 5.2 does not occur on a Business Day, such document shall be due on the first Business Day following such due date):

If Revolver Usage is greater than or equal to $50,000, weekly (no later than Wednesday of each week), and if Revolver Usage is less than $50,000, monthly (no later than the 10th day of each month)

(a) a detailed report regarding Borrowers’ and their
Subsidiaries’ cash and Cash Equivalents, including an
indication of which amounts constitute Qualified Cash; and
(b) a detailed calculation of Total Availability.
(c) a detailed calculation of the Borrowing Base.
(d) copies of all bank statements for any Deposit Accounts
and Securities Accounts subject to a Cash Management
Agreement or Control Agreement, as applicable.

Monthly (no later than the 30th day of each month)	(e) a summary aging, by vendor, of Borrowers’ and their
Subsidiaries’ accounts payable and any book overdraft
(delivered electronically in an acceptable format, if
Borrowers have implemented electronic reporting) and an
aging, by vendor, of any held checks;
(f) a deferred revenue roll-forward; and
(g) a calculation for the prior month of Recurring
Revenues.

Quarterly (no later than 30 days after the end of each fiscal quarter)	(h) a report regarding Borrowers’ and their Subsidiaries’
accrued, but unpaid, ad valorem taxes;
(i) a complete inventory of the Copyrights comprising the
Required Library, as well as all other Copyrights, Patents
and Trademarks that are registered or the subject of
pending applications for registration, which were
acquired, generated or filed by Borrowers or any of their
Subsidiaries during the prior period, and (ii) a report
setting forth all new versions or material modifications
to intellectual property related to the Copyrights
comprising the Required Library.

Upon request by Agent	(j) a report detailing the number of Accounts generating
Recurring Revenue that were terminated during the
immediately preceding monthly period and the number of new
Accounts generating Recurring Revenue entered into during
the immediately preceding monthly period (together with
copies of all relevant documentation, including any “Order
Authorization Form”, purchase order or purchase contract);
and
(k) such other reports as to the Collateral or the
financial condition of Borrowers and their Subsidiaries,
as Agent may reasonably request.

Schedule 5.3

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

As soon as available, but in any event within 40 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s Fiscal Years, provided, that Loan Parties are not required
(a) an unaudited consolidated and
to deliver such reports until	consolidating balance sheet and
the month end immediately	income statement, and consolidated
succeeding the first date on	statement of cash flow covering
which any Revolver Usage is	Parent's and its Subsidiaries'
greater than or equal to	operations during such period, and
$50,000	(b) a Compliance Certificate.

(c) (i) consolidated financial
statements of Parent and its
Subsidiaries for each such Fiscal
Year, audited by independent
certified public accountants
reasonably acceptable to Agent and
certified, without any qualifications
(including any (i) "going concern" or
like qualification or exception, (ii)
qualification or exception as to the
scope of such audit, or (iii)
qualification which relates to the
treatment or classification of any
item and which, as a condition to the
removal of such qualification, would
require an adjustment to such item,
the effect of which would be to cause
any noncompliance with the provisions
of Section 6.16 of the Agreement), by
such accountants to have been
prepared in accordance with GAAP
(such audited financial statements to
include a balance sheet, income
statement, and statement of cash flow
and, if prepared, such accountants'
letter to management), and (ii)
unaudited consolidating financial
statements of Parent and its
As soon as available, but in	Subsidiaries for each such Fiscal
any event within 90 days	Year, and
after the end of each of	—
Parent’s Fiscal Years,	(d) a Compliance Certificate.

(e) an unaudited consolidated and
consolidating balance sheet and
As soon as available, but in	income statement, and consolidated
any event within 45 days	statement of cash flow covering
after the end of each of	Parent's and its Subsidiaries'
Parent’s fiscal quarters,	operations during such period

(f) copies of Loan Parties'
Projections, in form and substance
(including as to scope and underlying
assumptions) satisfactory to Agent,
in its Permitted Discretion, for the
forthcoming 2 years, year by year,
and for the forthcoming Fiscal Year,
month by month, certified by the
chief financial officer (or its
equivalent) of Administrative
As soon as available, but in	Borrower as being such officer's good
any event within 30 days	faith estimate of the financial
prior to the start of each of	performance of Loan Parties during
Parent’s Fiscal Years,	the period covered thereby.

(g) notice to Agent Form 8-K current
reports have been filed with, and are
available from, the SEC,
(h) notice to Agent that any other
filings (other than any Form 10Q
quarterly reports or Form 10-K annual
reports) have been made by any Loan
Party with the SEC, with a brief
description of such filing, and
(i) any other information that is
If and when filed by any Loan	provided by any Loan Party to its
Party,	shareholders generally.

Promptly, but in any event within 5 days after a Loan Party has knowledge of any	(j) notice of such event or condition
event or condition that	and a statement of the curative
constitutes a Default or an	action that Loan Parties propose to
Event of Default,	take with respect thereto.

(k) notice of (i) any unfair labor
practice complaint pending or
threatened against any Loan Party
before any Governmental Authority or
grievance or arbitration proceeding
pending or threatened against any
Loan Party that arises out of or
under any collective bargaining
agreement, (ii) any strike, labor
dispute, slowdown, stoppage or
similar action or grievance pending
or threatened against any Loan Party,
(iii) any union representation
question with respect to the
employees of any Loan Party, (iv) any
union organizing activity taking
place with respect to any of the
employees of any Loan Party, and (v)
As soon as possible, but in	any labor negotiations that could
any event within 5 days after	lead to, or result in, a labor
a Loan Party has knowledge	strike, dispute, slowdown, stoppage
thereof,	or similar action.

Promptly after the	(l) notice of all actions, suits, or
commencement thereof, but in	proceedings brought by or against any
any event within 5 days after	Loan Party or any Subsidiary of a
the service of process with	Loan Party before any Governmental
respect thereto on any Loan	Authority which reasonably could be
Party or any Subsidiary of a	expected to result in a Material
Loan Party,	Adverse Change.

(m) any other information reasonably
requested relating to the financial
condition of Loan Parties or their
Upon the request of Agent,	Subsidiaries.